Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE August 7, 2014	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS SALES AND EARNINGS

TULSA, OK, August 7, 2014 - AAON, Inc. (NASDAQ-AAON), today announced its operating results for the second quarter and six months ended June 30, 2014.

Net sales in the second quarter were a record $92.3 million, up 1.2% from $91.2 million in 2013. Net income was $11.4 million, down (6.2)% from $12.1 million in the same period a year ago. Net sales and net income for the six-month period ended June 30, 2014 were records for the first half of any year in the Company's history, with sales of $168.7 million, up 6.7% from $158.1 million in 2013, and income of $21.2 million, up 10.0% compared to $19.3 million in 2013.

Earnings per diluted share in the second quarter of 2014 were $0.20, down (9.1)% from $0.22 for the same period the previous year, based upon 55.6 million and 55.7 million shares outstanding at June 30, 2014 and 2013, respectively. Earnings per diluted share were $0.38, up 8.6% from $0.35, in the six months ended June 30, 2014 and 2013, respectively, based upon 55.6 million diluted shares outstanding for both periods. All per share earnings and shares reflect the three-for-two stock split effective July 16, 2014.

Norman H. Asbjornson, President and CEO, stated, “The second quarter increase in sales primarily reflects price increases. Gross profit as a percent of sales remained steady at 30.2% compared to 30.3% a year ago. SG&A expense as a percent of sales increased 1.5% (from 10.0% to 11.5%), primarily due to a one-time donation of cash and equipment totaling $1.0 million made in the quarter toward rebuilding of the Tulsa Central Library.”

Mr. Asbjornson continued, “The Company's balance sheet at June 30, 2014, was very strong, showing a current ratio of 2.9:1 (including cash and short-term investments totaling $45.6 million), plus long-term marketable investments of $11.7 million, and we remained debt-free. Additionally, our backlog increased from $66.2 million at June 30, 2013 to $67.1 million at June 30, 2014."

Mr. Asbjornson then said, "Based on the first half year's results, our backlog and other relevant factors, we expect 2014 to surpass last year's record sales and earnings."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the second quarter results. To participate, call 1-866-222-0265; or, for rebroadcast, call 1-866-245-6755 (code 236665).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Net sales	$92,310	$91,241	$168,677	$158,074
Cost of sales	64,434	63,565	118,955	115,086
Gross profit	27,876	27,676	49,722	42,988
Selling, general and administrative expenses	10,584	9,089	18,213	16,056
Gain on disposal of assets	—	(59)	(24)	(52)
Income from operations	17,292	18,646	31,533	26,984
Interest income	71	57	140	91
Other income, net	34	253	13	237
Income before taxes	17,397	18,956	31,686	27,312
Income tax provision	6,034	6,837	10,501	8,053
Net income	$11,363	$12,119	$21,185	$19,259
Earnings per share:
Basic*	$0.21	$0.22	$0.38	$0.35
Diluted*	$0.20	$0.22	$0.38	$0.35
Cash dividends declared per common share*:	$0.09	$0.07	$0.09	$0.07
Weighted average shares outstanding:
Basic*	55,004,175	55,139,577	55,036,281	55,140,260
Diluted*	55,568,212	55,725,393	55,603,979	55,584,302
 *Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2014	December 31, 2013
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$16,484	$12,085
Certificates of deposit	10,064	8,110
Investments held to maturity at amortized cost	19,097	16,040
Accounts receivable, net	52,895	39,063
Income tax receivable	—	1,073
Note receivable	29	29
Inventories, net	36,608	32,140
Prepaid expenses and other	829	304
Deferred tax assets	5,895	4,779
Total current assets	141,901	113,623
Property, plant and equipment:
Land	2,233	1,417
Buildings	63,164	61,821
Machinery and equipment	121,909	119,439
Furniture and fixtures	10,136	9,748
Total property, plant and equipment	197,442	192,425
Less: Accumulated depreciation	110,277	105,142
Property, plant and equipment, net	87,165	87,283
Certificates of deposit	6,000	2,638
Investments held to maturity at amortized cost	5,682	10,981
Note receivable	904	919
Total assets	$241,652	$215,444

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	10,904	7,779
Dividends payable	4,779	—
Accrued liabilities	33,857	28,550
Total current liabilities	49,540	36,329
Deferred revenue	841	585
Deferred tax liabilities	13,579	14,424
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized,	220	221
55,049,445 and 55,067,031 issued and outstanding at June 30, 2014 and December 31, 2013, respectively*
Additional paid-in capital	—	—
Retained earnings	177,472	163,885
Total stockholders' equity	177,692	164,106
Total liabilities and stockholders' equity	$241,652	$215,444
*Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2014	2013
Operating Activities	(in thousands)
Net income	$21,185	$19,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,719	6,268
Amortization of bond premiums	389	304
Provision for losses on accounts receivable, net of adjustments	(8)	102
Provision for excess and obsolete inventories, net	156	201
Share-based compensation	984	695
Excess tax benefits from stock options exercised and restricted stock awards vested	(680)	(385)
Gain on disposition of assets	(24)	(52)
Foreign currency transaction gain	—	43
Interest income on note receivable	(20)	(20)
Deferred income taxes	(1,961)	(1,966)
Write-off of note receivable	—	75
Changes in assets and liabilities:
Accounts receivable	(13,824)	(6,344)
Income tax receivable	1,753	3,942
Inventories	(4,624)	(1,718)
Prepaid expenses and other	(525)	(160)
Accounts payable	3,422	1,101
Deferred revenue	378	201
Accrued liabilities	5,185	6,194
Net cash provided by operating activities	17,505	27,740
Investing Activities
Capital expenditures	(5,903)	(1,949)
Proceeds from sale of property, plant and equipment	29	60
Investment in certificates of deposits	(9,220)	(958)
Maturities of certificates of deposits	3,904	1,440
Purchases of investments held to maturity	(5,955)	(9,969)
Maturities of investments	6,539	1,710
Proceeds from called investment	1,269	—
Principal payments from note receivable	35	40
Net cash used in investing activities	(9,302)	(9,626)
Financing Activities
Borrowings under revolving credit facility	—	2,321
Payments under revolving credit facility	—	(2,321)
Stock options exercised	632	767
Excess tax benefits from stock options exercised and restricted stock awards vested	680	385
Repurchase of stock	(5,116)	(3,010)
Net cash used in financing activities	(3,804)	(1,858)
Net increase in cash and cash equivalents	4,399	16,256
Cash and cash equivalents, beginning of period	12,085	3,159
Cash and cash equivalents, end of period	$16,484	$19,415

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